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                                                                    EXHIBIT 16.1

June 7, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read Item 4 (a) included in the Form 8-K dated June 7, 2002, of VISX, Incorporated, to be filed with the Securities and Exchange Commission, and are in agreement with the statements which refer to our firm.

Very truly yours,



Arthur Andersen LLP